Exhibit 99.1

         Culp Announces Reduction of U.S. Yarn Manufacturing Operations

    HIGH POINT, N.C.--(BUSINESS WIRE)--Aug. 16, 2005--Culp, Inc. (NYSE:CFI) today announced a plan to reduce the company's U.S. yarn manufacturing operations. Culp has entered into a definitive agreement to sell the company's polypropylene yarn extrusion equipment located in Graham, North Carolina, to American Fibers and Yarns Company, one of Culp's suppliers based in Chapel Hill, North Carolina, for $1.1 million payable immediately. As a result, Culp will close this operation during the company's second quarter ending October 30, 2005. Pursuant to the terms of the agreement, the company has a long-term supply contract with American Fibers and Yarns Company to continue providing Culp with polypropylene yarn.
    The company also announced further reduction of the company's yarn operations by closing Culp's facility in Shelby, North Carolina, and consolidating the chenille yarn operations into the Lincolnton, North Carolina, facility. The company will now outsource the open-end yarns previously produced at Shelby. Culp will then have one yarn plant in Lincolnton for producing chenille and wrap-spun yarns and a small texturizing yarn operation in Graham.
    Overall, these actions will reduce the number of Culp associates by approximately 100 people. The company expects total pre-tax charges of approximately $5.9 million, of which $5.1 million is expected to be non-cash items. The charges are expected to be recorded in the second quarter of fiscal 2006.
    Commenting on the announcement, Robert G. Culp, III, chairman and chief executive officer of Culp, Inc., said, "We believe one of our strengths as a company has been our agility in responding to a changing marketplace. We can now purchase polypropylene and open-end yarns less expensively than we can produce them ourselves, primarily because of the underutilization of the discontinued facilities. At the same time, we are excited about the increased opportunities for development of innovative and value-added performance products with these strategic suppliers. The reduction of Culp's yarn operations represents another important step towards bringing our U.S. manufacturing capacity in line with market demand. With the consolidation of the chenille and wrap-spun yarn operations into the Lincolnton plant, we will realize lower manufacturing costs.
    Culp added, "We recognize that these changes have necessitated very difficult decisions regarding our operations and our associates. We regret the impact of these decisions, but remain committed to taking whatever steps are necessary to restore the profitability of our U.S. upholstery fabric operations."
    The company expects to announce financial results for the first quarter of fiscal 2006 on August 31, 2005.
    Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture. The company's fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.
    This release contains statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, forward-looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives, and include but are not limited to statements about expectations for the company's future operations, production levels, sales, expenses, profit margins, earnings or other performance measures. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Changes in consumer tastes or preferences toward products not produced by the company could erode demand for the company's products. In addition, strengthening of the U.S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Also, economic and political instability in international areas could affect the company's operations or sources of goods in those areas. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward-looking statements are included in the company's periodic reports filed with the Securities and Exchange Commission.


    CONTACT: Culp, Inc., High Point
             Investor:
             Kathy J. Hardy, 336-888-6209
             or
             Media:
             Kenneth M. Ludwig, 336-889-5161